Sub-Item 77O

The registrant purchased shares of common stock of Health Care Property Investors in a secondary registered offering. The price per share paid by the registrant was $29.85, which was the same as the price paid by all other purchasers.
The total amount purchased by the registrant and other affiliated entities was less than 25% of the principal amount of the securities offered and the registrant's shares were not purchased from Cohen & Steers Capital Advisors, LLC.

The members of the underwriting syndicate were:

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Cohen & Steers Capital Advisors, LLC
BMO Capital Markets Corp.
Robert W. Baird & Co. Incorporated
Friedman, Billings, Ramsey & Co., Inc.
KeyBanc Capital Markets
Morgan Keegan & Company, Inc.
Ryan Beck & Co., Inc.
Stifel, Nicolaus & Company, Incorporated
SunTrust Capital Markets, Inc.